Exhibit 10.1
SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims ("Agreement") is entered into between Hibbett Sporting Goods, Inc. ("Hibbett"), and its predecessors, successors, assigns, affiliates, subsidiaries and related entities, (hereinafter "Employer") and Rebecca A. Jones (hereinafter "Employee"). In consideration for the mutual promises contained herein, including without limitation the Severance Payment described in paragraph 2 set forth below, Employer and Employee agree as follows:
1.            Employee resigned her employment effective September 29, 2014, and Hibbett accepted her resignation.  Employee's employment with Employer shall thus be separated effective September 29, 2014 (the "Separation Date"). Employee will be given twenty-one days from September 29, 2014 (the date she received this Agreement) to decide whether to sign this Agreement.

2.            The parties to this Agreement wish to fully and finally resolve any and all disputes between themselves including, but not limited to, any differences arising out of the Employee's employment with and separation from Employer.  In consideration for the promises and covenants herein, and more specifically, in consideration for the general release set forth in paragraph 3 below, Employer agrees, subject to the signing of this Agreement by Employee, and if the Employee does not revoke this Agreement subsequent to signing it pursuant to paragraph 10(e) hereof, to the following:
(a)            Employee, in exchange for the promises made herein, will receive a lump sum severance payment of one hundred thousand dollars ($100,000.00). This Severance Payment will be made on the day following the last day of the seven day period to revoke described in paragraph 10(e).  Any payments hereunder will be subject to all applicable tax withholdings, in at least the minimum amount required to be withheld. Notwithstanding, all tax obligations shall be Employee's.
(b)            Employer will provide Employee with access to a Career Transition Program with the Prism Group or another outplacement services provider chosen and paid for by Employer for a period of up to ninety days following the expiration of the seven day revocation period described in paragraph 10(e). In addition, Employer will provide the Kenzer Group, LLC with a neutral reference should Employee choose to utilize their services.

(c)      If requested, Employer agrees to provide a neutral reference for Employee consisting of dates worked, positions held, and salary. Employee agrees to refer all such requests for references to Employer, c/o Vice-President of Human Resources.

3.          In consideration of the amount paid and described in paragraph two (2) above and other good and valuable consideration, on behalf of herself, her heirs, executors, administrators, and assigns, Employee, to the fullest extent permitted by law, forever, completely, unconditionally and irrevocably releases, acquits and discharges Employer and its parent Hibbett Sports, Inc. and each of their subsidiaries, affiliated or related entities, and all of their past and present owners, officers, directors, investors, insurers, managers, agents, attorneys, supervisors, and employees (collectively, the "Released Parties"), from all claims, known or unknown, of any kind which Employee may have relating to the Released Parties, including any other agreements, employment or otherwise, made verbally or in writing.  This release includes, but is not limited to, all liabilities for the payment of earnings, bonuses, commissions, past or present equity awards, including employee stock options and RSUs,  severance pay, salary, accruals under any vacation, sick leave, or holiday plans, any employee benefits, including, but not limited to, health and medical insurance benefits, and 401(k) or retirement benefits,  a release of any allegations made or that could be made in any charge, claim or lawsuit under any federal or state constitution, federal, state, or local law, statute or ordinance, any state statutory or common law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act and any claims under the Alabama Age Discrimination in Employment Act, Alabama Code § 25-1-20, et seq., Alabama wage and hour laws, or any other state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination, and any tort, contract, and quasi- contract or other common law claims, including, but not limited to, claims for wrongful termination, discrimination, harassment, retaliation, whistle blowing, negligent or intentional infliction of emotional distress, negligent hiring, negligent supervision, negligence, invasion of privacy, defamation, slander, assault, battery, misrepresentation, and conspiracy, the existence of which is denied by the Released Parties.
In addition, and in further consideration of the amount paid and described in paragraph two (2) above and other good and valuable consideration, Employee, on behalf of herself, her heirs, executors, administrators, and assigns, re-acknowledges and re-affirms the promises and representations made in, and expressly agrees to abide by, the Nondisclosure-Noncompetition Agreement between Employer and Employee.

4.          Employee represents that she has not filed any charges or claims against the Released Parties with any federal or state agencies or tribunals or any other suits, claims, proceedings, actions, or complaints against the Released Parties, and Employee agrees, to the fullest extent permitted by law, that she will not file any lawsuits at any time in the future with respect to any claim which arose prior to the date of this Agreement.  This release forever bars all actions, claims, proceedings, and suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement and authorizes any court, administrative agency or tribunal to dismiss any claim, action, proceeding, or suit filed by the Employee with prejudice.  This release is not to be construed as barring Employee from filing charges with any agency or as interfering with Employee's right to testify, assist or participate in an administrative hearing or proceeding.  However, Employee agrees that Employee will not accept any monetary or non-monetary benefit (excepting standard witness fees and mileage), including but not limited to, back pay, front pay, benefits, damages, punitive damages, attorney fees, reinstatement or any other type of equitable or legal relief, as a result of any such charge, lawsuit or claim.  Further, Employee represents and warrants that Employee is unaware of, and has no factual information that would support any such administrative charge, hearing or proceeding, on Employee's behalf, or any other employee's behalf that has not been disclosed to Company in writing. Employee acknowledges that the consideration provided by this Agreement represents complete satisfaction of any monetary and non-monetary claims she has or might have against the Released Parties and that the consideration hereunder is in lieu of any other remuneration, payment or award to which she might otherwise be entitled.
5.            Employee acknowledges that during the course of her employment, she has had access to Proprietary Information of the Employer ("Company").  Employee agrees not to use or disclose to any person or entity, at any time, any Proprietary Information of the Company without first obtaining the Employer's written consent.  For purposes of this Agreement, "Proprietary Information of the Company" means any and all information pertaining in any manner to the Company or to its business or any of the Company's affiliates or subsidiaries or their respective businesses, including, without limitation, (A) schematics, techniques, processes, design drawings and manuals, electronic codes, formulas and improvements, ideas, methods, and know-how, (B) business plans and methods, research and development information, marketing strategies and techniques, (C) information about costs, profits, product or service pricing, markets, sales, and bids, (D) lists of existing or potential Customers, consultants, suppliers, vendors, strategic partners and other business relations, (E) information concerning the software, hardware, patents, copyrights, trademarks, trade names, trade secrets, and know-how of the Company or any of its subsidiaries or affiliates; (F) employee personnel files and information about employee compensation and benefits, (G) information received by the Company or any of its subsidiaries or affiliates from third parties, including, without limitation, its Customers, consultants, suppliers, vendors, strategic partners and other business relations of the Company, (H)  information concerning leases, contracts and agreements to which the Company or any of its affiliates or subsidiaries is a party, and (I) all information and documents (oral, in writing, in electronic, machine readable or other tangible form, or visual) relating to, making known, or making knowable (alone or in combination with any other source of information) any of the foregoing.  "Proprietary Information of the Company" does not include information (i) that is or becomes through lawful means, and not as a result of any action or inaction of Employee, publicly known and generally known among businesses similar to the Company as demonstrated by documentary evidence; or (ii) that is disclosed to Employee without restriction by a third party who rightfully possesses the information and did not learn of it from the Company.

6.            Employee represents that she has returned any and all property or other items of Employer and its affiliates coming into her possession or control, including without limitation keys, security card, phone, and laptop and company credit card.  This includes, but is not limited to the return of all Proprietary Information of the Company, all tangible things from which Proprietary Information of the Company may become known or knowable, including, but not limited to, source code listings, notebooks, manuals, models, drawings, reports, records, notes, contracts, lists, blueprints, and other documents and materials, and all personal property furnished to or prepared by Employee in the course of, as a result of, or incident to Employee's employment with Employer.  Employee will not retain any written or other tangible material containing any Proprietary Information of the Company.  Employee recognizes and acknowledges all charges to her company credit card remain her responsibility and that if they are not reimbursable business expenses, she must reimburse Employer for such charges and that, if she refuses to do so, Employer has the right to deduct these charges from her severance payments.

7.            Employee also agrees that she shall not, at any time, in any way disparage or attempt to disparage or make negative or unfavorable comments, orally or in writing, about Employer or any of its directors, officers, employees, subsidiaries or affiliated companies, or any of their employees.

8.            This Agreement shall not in any way be construed as an admission by the Released Parties or Employee that they have acted wrongfully with respect to each other or violated any laws, that they are covered by any particular laws, or that one party has any rights whatsoever against the other or the other Released Parties.

9.            Breach of Agreement.

(a)            The Employee hereby acknowledges and agrees that a violation of this Agreement, including but not limited to paragraph five (5) above, or a violation of the Nondisclosure-Noncompetition Agreement between Employer and Employee referenced above would cause irreparable and substantial damage and harm to the Employer or Released Parties and that money damages alone would be inadequate to compensate for and would not be an adequate remedy for such violation(s).  Accordingly, the Employee hereby agrees that, in the event of any breach or threatened breach by the Employee of any provisions of this Agreement or the Nondisclosure-Noncompetition Agreement between Employer and Employee, the Employer or other Released Parties will be entitled, in addition to the right to stop payments as referenced above and the right to money damages and any other right that they may have at law or in equity, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce any of the provisions of this Agreement.

10.            Employee specifically acknowledges the following:

(a) Employee does not release or waive any right or claim which Employee may have which arises after the date of this Agreement; (b) In exchange for this general release, Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer's policy or applicable law; (c) Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act ("ADEA") the Alabama Age Discrimination in Employment Act, and the Older Workers' Benefit Protection Act ("OWBPA"); (d) Employee has twenty-one (21) days, but need not take the full twenty-one (21) day period if she does not wish to do so, to consider this Agreement. If she executes this Agreement before 21 days after receiving it, she has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21 day period; (e) Employee has seven (7) days to revoke this Agreement after acceptance.  For the revocation to be effective, Employee must give written notice of Employee's revocation to Harvey Knighten, Vice-President of Human Resources by hand-delivery and by mailing the original to him at the following address: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 35211; (f) Employee possesses sufficient education and experience to fully understand the terms of this Agreement as  written, the legal and binding effect of the Agreement, and the exchange of benefits and promises herein; (g) Employee understands and agrees that Employer's obligation to perform under this Agreement is conditioned upon the Employee's performance of all agreements, releases and covenants to the Employer; (h) Employee has read this Agreement fully and completely and Employee understands its significance; (i) Employee enters into this Agreement knowingly and voluntarily and on Employee's own free will and choice; (j) Employee has been encouraged and given opportunity to consult with an attorney of Employee's choice.
11.            Employee understands and acknowledges that this release is legal, final and binding and that she is currently unaware of any claim, right, demand, action, obligation, liability, or cause of action she may have against Employer which has not been released in this Agreement.

12.            Upon signing this Agreement, Employee agrees that she will preserve its confidentiality and except as set forth below, will not disclose the contents of it to anyone, except when expressly approved, in writing, by Employer. Notwithstanding the above, Employee may disclose said information to her attorneys, personal tax advisors, or spouse, or as required by law pursuant to a properly issued subpoena.  Employee further agrees to take reasonable steps to instruct those to whom disclosure is allowed under this Agreement that its terms are confidential and must not be disclosed.  If Employee is required to make disclosures in compliance with a validly issued and enforceable subpoena or a judicial or administrative order, which disclosures would otherwise be prohibited under this Agreement, she must notify Employer of such order or subpoena within a reasonable time after receipt.  Notice under this subparagraph shall be made to Hibbett's General Counsel at: Hibbett Sporting Goods, Inc., 2700 Milan Court, Birmingham, Alabama 35211. Nothing in this Agreement shall impose any restrictions on Employer to make any disclosures deemed necessary or advisable under applicable law or stock exchange listing standards or otherwise.

13.            This Agreement shall be binding upon Employer, Employee and upon Employee's heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Released Parties and their respective successors and assigns.  Employee represents that no inducements, statements or representations have been made that are not set out in this Agreement and that she does not rely on any inducements, statements or representations not set forth herein.

14.            Employee acknowledges that any and all prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement, including any initial employment offer letter and any subsequent revisions thereof, are merged into this Agreement, which fully and completely expresses the entire Agreement and understanding of the parties to this Agreement with respect to the subject matter hereof.  Except as stated above, Employee will not be entitled to any other compensation, payments, or benefits from Employer under this Agreement or under any other contract, agreement, arrangement or plan, including, but not limited to any severance plan.  Employee hereby waives and forfeits any other rights or claims she may have to other remuneration or benefits including to any unvested options, unvested restricted share units or other notes, instruments or obligations.  This Agreement may not be orally amended, modified or changed and may be amended, modified or changed only by written instrument or instruments executed by duly authorized officers or other representatives of the parties to this Agreement.  Notwithstanding the above, any post-employment covenants and agreements by Employee in Employee's Nondisclosure-Noncompetition Agreement shall remain in full force and effect.

15.          The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Alabama and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with other jurisdictions. Employer and Employee (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Jefferson County, Alabama, Birmingham Division and service of process thereby, (b) stipulate that Jefferson County, Alabama, Birmingham Division for a state court proceeding, and the United States District Court for the Northern District of Alabama for a federal court proceeding is a proper and convenient venue for every legal proceeding arising out of this Agreement and will be the exclusive forum for such proceedings, and (c) waive any defense, whether asserted by motion or pleading, that Jefferson  County, Alabama, Birmingham Division, or the United States District Court for the Northern District of Alabama is an improper or inconvenient venue.  Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all their costs and attorneys' fees, including those associated with appeals.

16.          The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Agreement. Should any provision of this Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

17.          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Rebecca A. Jones	HIBBETT SPORTING GOODS, INC.
/s/ Rebecca A. Jones	By: /s/ Harvey Knighten
(Signature)	(Signature)
Date: October 7, 2014	Name Printed: Harvey Knighten
Its: Authorized Representative
Date: October 7, 2014

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